Exhibit 99.1
FIRST AMENDMENT TO THE
DANA CORPORATION ADDITIONAL COMPENSATION PLAN,
AS AMENDED AND RESTATED
     Pursuant to resolutions adopted by the Board of Directors on December 1, 2005, the Dana Corporation Additional Compensation Plan, as amended and restated effective as of January 1, 2004, is further amended as follows:
     1. Section 5.B. of the Plan (General Provisions) is hereby amended to add the following sentence at the end of the fourth full paragraph thereof:
     “Notwithstanding the foregoing, effective as of January 1, 2005, no participant shall be eligible to make deferral elections with respect to any Short-Term Award or Special Situation Award under the Plan and all such awards shall be payable to the participant in cash on or before February 28 of the Year following the Year in respect of which they are earned.”
     2. Section 6 of the Plan (Establishment of Deferred Compensation Accounts) is hereby amended to add the following sentence at the end of the second full paragraph thereof, prior to Section 6.A.:
     “Notwithstanding the foregoing, effective as of January 1, 2005, no deferral elections shall be permitted under the Plan and the Committee shall have no discretion to approve changes to any participant’s prior deferral election as a result of a Severe Financial Emergency as described in the first paragraph of this Section 6.”
     3. Section 13 of the Plan (Severe Financial Emergency) is hereby deleted in its entirety; provided that such section number shall be reserved in order to preserve the existing section numbering of the Plan.
     4. The Plan is hereby amended by adding a new Section 16 to read as follows:
     “16. Termination of Deferrals Subject to Section 409A of the Code. Effective as of January 1, 2005, no participant shall be entitled to defer the payment of an award earned under the Plan pursuant to the procedures set forth in Sections 6 and 7, and any such award that is earned in 2005 or in any subsequent Year under the Plan shall be paid to the participant pursuant to the provisions of Section 5.B. Accordingly, pursuant to transition relief provided by Q&A 20 of Internal Revenue Service Notice 2005-1 (the “Notice”), (i) all deferral elections in respect of awards earned in 2005 are revoked as of January 1, 2005, and (ii) the Committee shall permit participants to cancel the deferral of all previously deferred amounts subject to Section 409A of the Code (resulting in a partial termination of participation in the Plan as permitted by the Notice) by written notice delivered to the Committee, which cancellation shall be irrevocable. A participant who has cancelled deferral of his previously deferred amounts under the Plan pursuant to this Section 16 shall receive a distribution of the deferred amounts credited to his accounts under the Plan in a lump sum no later than December 31, 2005.”
     5. Except as expressly provided herein, the Plan shall remain unmodified and in full force and effect.

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